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PHASE 3 DATA ON HEPLISAVTM IN ADULTS AGED 40-70 PUBLISHED IN VACCINE

BERKELEY, CA - March 13, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that results of an early Phase 3 trial (HBV-04) of HEPLISAVTM investigational hepatitis B vaccine were published online in the journal VACCINE. The article concludes that HEPLISAV was well-tolerated and demonstrated superior and more durable seroprotection earlier than the licensed comparator hepatitis B vaccine.

The article, entitled "Demonstration of Safety and Enhanced Seroprotection Against Hepatitis B with Investigational HBsAg-1018 ISS Vaccine Compared to a Licensed Hepatitis B Vaccine" by first author Benjamin Sablan, describes the results from a Phase 3 clinical trial of HEPLISAV conducted in Asia. The trial compared the safety and immunogenicity of HEPLISAV with Engerix-B® in 412 adults 40-70 years of age. The seroprotection rate at one month after the second dose in the HEPLISAV group was 97% versus 24% in the Engerix-B group (p<0.0001). At one month after the third dose, the seroprotection rates were 100% for HEPLISAV and 73% for Engerix-B (p<0.0001). Seroprotection rates at one year after the first dose were 100% for HEPLISAV and 69% for Engerix-B (p<0.0001).

Senior study author and Vice President of Clinical Development at Dynavax, Dr. William Heyward, commented, "The 97% seroprotection rate of HEPLISAV after two doses in older adults in this trial was early evidence of the potential of HEPLISAV as a highly effective two-dose vaccine for older adults. These results provided important information leading to the design of our pivotal Phase 3 trial in adults 40-70 years of age in which HEPLISAV provided a peak seroprotection of 98%".

Dynavax plans to submit the BLA for HEPLISAV by the middle of May for an indication in adults 18-70 years of age.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

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Engerix-B® is a registered trademark of GlaxoSmithKline

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking statements," including those relating to the HEPLISAV BLA, planned indication, and timing of the submission, that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA will be accepted for filing; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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